COLE CORPORATE INCOME TRUST, INC.

SUPPLEMENT NO. 6 DATED FEBRUARY 13, 2012

TO THE PROSPECTUS DATED MAY 2, 2011

This document supplements, and should be read in conjunction with, the prospectus of Cole Corporate Income Trust, Inc. dated May 2, 2011, Supplement No. 5 dated November 18, 2011, Supplement No. 4 dated August 15, 2011, and Supplement No. 3 dated July 22, 2011, which superseded and replaced all prior supplements to the prospectus. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose the following:

(1)	the status of the offering of shares of Cole Corporate Income Trust, Inc.;

(2)	a change of our address;

(3)	updates to management;

(4)	updates to other real estate programs;

(5)	the pay down of certain debt;

(6)	revisions to the summary of our distribution reinvestment plan;

(7)	an update to our volume discount policy; and

(8)	updates to our subscription documents.

Status of Our Public Offering

The registration statement for our initial public offering of 300,000,000 shares of common stock was declared effective by the Securities and Exchange Commission on February 10, 2011. Of these shares, we are offering 250,000,000 shares in a primary offering and have reserved and are offering 50,000,000 shares pursuant to our distribution reinvestment plan. As of February 10, 2012, we had accepted investors’ subscriptions for, and issued, 1.8 million shares of our common stock in the offering, resulting in gross proceeds to us of approximately $17.7 million. We have special escrow provisions for subscriptions from residents of Pennsylvania, Tennessee and Ohio. The conditions of the special escrow provisions for Pennsylvania and Tennessee have not been satisfied as of the date of this supplement and, therefore, we have not accepted subscriptions from residents of Pennsylvania or Tennessee.

We will offer shares of our common stock pursuant to the offering until February 10, 2013, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering have not been sold by February 10, 2013, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

Change of Address

The following information supersedes and replaces the second paragraph in the section of our prospectus captioned “Prospectus Summary—Cole Corporate Income Trust, Inc.” on page 9 of the prospectus and all other references to our address or fax number included in the prospectus:

Our offices are located at 2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016. Our telephone number is 866-907-2653. Our fax number is 877-616-1118, and the e-mail address of our investor relations department is investorservices@colecapital.com.

In addition, the following information supersedes and replaces the contact information for our dealer manager, Cole Capital Corporation, appearing at the bottom of page 8 of the prospectus:

Cole Capital Corporation

2325 East Camelback Road, Suite 1100

Phoenix, Arizona 85016

(866) 907-2653

Attn: Investor Services

www.colecapital.com

Updates to Management

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Management—Executive Officers and Directors” beginning on page 58 of the prospectus:

In January 2012, D. Kirk McAllaster, Jr. was appointed executive vice president and chief financial officer (REITs and real estate funds) of our advisor and of Cole Capital Advisors, Cole Capital Partners, CCPT I Advisors, CCPT II Advisors, CCPT III Advisors, Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC (formerly, CACI Advisors) and Cole REIT Advisors IV, LLC (formerly, CARI Advisors). All references in our prospectus to the offices held by Mr. McAllaster are hereby supplemented and revised accordingly.

In January 2012, Marc T. Nemer was elected as a director of Cole Real Estate Income Strategy (Daily NAV), Inc. (Cole Income NAV Strategy).

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Management—The Advisor” beginning on page 64 of the prospectus:

In January 2012, Stephan Keller was appointed as executive vice president and chief financial officer of our advisor. In this role, he is responsible for leading our advisor’s accounting and reporting functions. He also focuses on corporate strategy, corporate business planning, treasury, controls and corporate financing activities. Mr. Keller also serves as executive vice president and chief financial officer of Cole Capital Advisors, Cole Capital Partners, CCPT I Advisors, CCPT II Advisors, CCPT III Advisors, Cole Real Estate Income Strategy (Daily NAV) Advisors, LLC and Cole REIT Advisors IV, LLC. Prior to joining Cole Real Estate Investments as executive vice president and chief financial officer in November 2011, Mr. Keller worked for UBS AG from 1992 to 2011, including serving as vice chairman, investment banking of the Financial Institutions Group from 2010 to 2011, group treasurer from 2006 to 2010, chief risk officer of UBS Investment Bank from 2004 to 2006 and chief risk officer for the U.S. Wealth Management business from 2002 to 2004. Mr. Keller received his MBA from the University of St. Gallen, Switzerland.

Updates to Other Real Estate Programs

The following information supplements, and should be read in conjunction with, the section captioned “Conflicts of Interest—Interests in Other Real Estate Programs and Other Concurrent Offerings” beginning on page 78 of the prospectus, and all similar disclosures appearing throughout the prospectus:

The registration statements filed by Cole Income NAV Strategy and Cole Credit Property Trust IV, Inc., the two additional real estate investment programs sponsored by Cole Real Estate Investments that were in registration for their initial public offerings, were declared effective by the Securities and Exchange Commission in December 2011 and January 2012, respectively.

Pay Down of Certain Debt

The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies—Real Property Investments” beginning on page 98 of the prospectus:

In connection with our acquisition of the Medtronic Property, we entered into certain debt arrangements, which included a $9.0 million subordinate loan with an affiliate of our advisor, Series C, LLC (the Series C Loan). The Series C Loan accrues interest at a rate of 4.65%, with interest due upon maturity of the loan on December 31, 2012. On December 5, 2011, December 22, 2011 and February 2, 2012, we paid down $3.3 million, $1.0 million and $3.0 million, respectively, of principal on the Series C Loan. In connection with these principal pay downs, we paid a total of $222,000 of accrued interest. As of February 10, 2012, the remaining outstanding principal balance of the Series C Loan was $1.7 million. There were no premiums or penalties incurred in connection with the pay downs.

Summary of Distribution Reinvestment Plan

The following information supersedes and replaces the last sentence of the first paragraph of the section of our prospectus captioned “Summary of Distribution Reinvestment Plan—Election to Participate or Terminate Participation” on page 128 of the prospectus:

Participation in our distribution reinvestment plan will commence with the next distribution payable after receipt of the participant’s notice, provided it is received on or prior to the last day of the period to which such distribution relates.

The following information supersedes and replaces the second sentence of the fifth paragraph of the section of our prospectus captioned “Summary of Distribution Reinvestment Plan—Election to Participate or Terminate Participation” on page 128 of the prospectus:

A withdrawal from participation in our distribution reinvestment plan will be effective with respect to distributions for a quarterly, monthly or other distribution period, as applicable, only if written notice of termination is received on or prior to the last day of the distribution period to which it relates.

Volume Discounts

The following information supersedes and replaces the last paragraph of the section of our prospectus captioned “Plan of Distribution—Volume Discounts” on page 160 of the prospectus:

In addition, investors may request in writing to aggregate new or previous subscriptions in us and/or in other Cole-sponsored publicly offered programs that are not valued daily (collectively, Eligible Programs) for purposes of determining the dollar amount of shares purchased and any resulting volume discount. For example, if you previously purchased and still hold shares of our company or another Eligible Program with an aggregate purchase price of $500,000, and subsequently invest $100,000 in us and $100,000 in another Eligible Program, you may request a reduction in the selling commission on the $200,000 in new investments from 7% to 6%. Such requests may be made with respect to purchases by a single “purchaser” as defined above. For purposes of this paragraph, the dollar amount of new or previous subscriptions in Eligible Programs shall be the total purchase price paid for the shares before the deduction of selling commissions or dealer manager fees. Previous subscriptions will be counted only if the purchaser still holds the shares. Shares purchased pursuant to a distribution reinvestment plan (on which selling commissions and dealer manager fees are not paid) will not be counted toward the amount of previous subscriptions. Any request for a volume discount pursuant to this paragraph must be submitted with the order for which the discount is being requested, and will be subject to verification of the purchaser’s holdings.

Subscription Documents

The subscription agreements attached as Appendix B and Appendix C to the prospectus are superseded and replaced by the attached Appendix B and Appendix C, respectively.

Appendix B

NOT FOR USE IN ALABAMA

COLE CORPORATE INCOME TRUST, INC.

INITIAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

A  INVESTMENT (a separate Initial Subscription Agreement is required for each initial investment)

Investors should not sign this Agreement for the offering unless they have received the current final Prospectus.

1.	This subscription is in the amount of $ ☐ Check if amount is estimated
☐ Initial Subscription (minimum $2,500)
☐ Additional Subscription (minimum $1,000) (complete all sections except for B and D or complete the separate simplified Additional Subscription Agreement)

Existing Cole Account Number

2.	Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ Funds to follow
☐ ACH
☐ Checking ☐ Savings
Financial Institution

	Routing/Transit No.	Account No.

3.	For purchases without selling commissions, please designate below, as applicable:
☐ RIA Account Purchase ☐ Registered Representative Purchase ☐ Cole Employee or Affiliate

B  TYPE OF REGISTRATION (please complete either section 1 or 2, but not both, and section 3, if applicable)

1.	Non-Qualified Registration
	☐	Individual Ownership (one signature required)
	☐	Joint Tenants with Right of Survivorship (all parties must sign)
	☐	Community Property (all parties must sign)
	☐	Tenants-in-Common (all parties must sign)
	☐	Transfer on Death (fill out TOD Form to effect designation)
	☐	Uniform Gifts to Minors Act or Uniform Transfer to Minors Act (UGMA/UTMA adult custodian signature required)

State of

Custodian for

	☐	Corporate Ownership (authorized signature and Corporate Resolution or Cole Corporate Resolution Form required)

		☐ S-corp	☐ C-corp (will default to S-corp if nothing is marked)
	☐	Partnership Ownership (authorized signature and Partnership paperwork or Cole Corporate Resolution Form required)
	☐	LLC Ownership (authorized signature and LLC paperwork or Cole Corporate Resolution Form required)
	☐	Taxable Pension or Profit Sharing Plan (authorized signature and Plan paperwork required)
	☐	Trust (trustee or grantor signatures and trust documents or Cole Trustee Certification of Investment Power required)

Type of Trust: (Specify i.e., Family, Living, Revocable, etc.)

Name of Trust

Date of Trust Tax ID # (if applicable)

	☐	Other (specify)

2.	Qualified Registration (make check payable to the Custodian)
	☐	Traditional IRA
	☐	Roth IRA
	☐	Keogh Plan
	☐	Simplified Employee Pension/Trust (S.E.P.)
	☐	Pension or Profit Sharing Plan (exempt under 401(a))
☐ Non-custodial ☐ Custodial
	☐	Other (specify)

3.	Custodian or Clearing Firm/Platform Information (send all paperwork directly to the Custodian or Clearing Firm/Platform)

Name

Street/PO Box

City State Zip

Custodian Tax ID # (provided by Custodian)

Custodial or Clearing Firm/Platform Account #

1

C  REGISTRATION INFORMATION (or Trustees if applicable)

Investor Name			Co-Investor Name (if applicable)
Mailing Address			Mailing Address
City	State	Zip	City	State	Zip
Phone	Business Phone		Phone	Business Phone
Email Address			Email Address
SSN or Tax ID	Date of Birth		SSN or Tax ID	Date of Birth
Street Address (if different from mailing address or mailing address is a PO Box)			☐ Cole Employee or Affiliate
City	State	Zip

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

☐
	Name of Cole Program	Cole Account Number	SSN or Tax ID
☐
	Name of Cole Program	Cole Account Number	SSN or Tax ID

D  DISTRIBUTION INSTRUCTIONS (will default to Address of Record or Custodian or Clearing Firm/Platform if nothing is marked)

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:

☐	Custodian or Clearing Firm/Platform of Record
☐ Reinvest	pursuant to Distribution Reinvestment Plan

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:

☐	Mail to Address of Record
☐	Reinvest pursuant to Distribution Reinvestment Plan
☐ Direct	Deposit

☐ Checking ☐ Savings
Financial Institution
Routing/Transit No.	Account No.
☐ Check if banking information is same as provided in Section A-2 ☐ Mail to Brokerage Account or Third Party
Payee Name	Mailing Address
Account No.	City State Zip

IF YOU ELECT TO PARTICIPATE IN THE DISTRIBUTION REINVESTMENT PLAN, YOU MUST AGREE THAT IF AT ANY TIME YOU CANNOT MAKE THE INVESTOR REPRESENTATION AND WARRANTIES SET FORTH IN THE PROSPECTUS OR THIS INITIAL SUBSCRIPTION AGREEMENT, YOU MUST PROMPTLY NOTIFY COLE CORPORATE INCOME TRUST, INC. (CCIT) IN WRITING OF THAT FACT.

By signing this agreement, I authorize CCIT to deposit distributions into the account specified in Section D, and to debit that account in the amount of any distribution deposited in error. If I withdraw deposits made in error, I authorize CCIT to retain future distributions until the erroneous deposits are recovered. This authorization is effective until terminated in writing by either party.

2

E  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-11 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT at least five business days before signing this Subscription Agreement.

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Initial Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the shares are not liquid.

5. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

6. For Iowa and Ohio residents: My (our) investment in CCIT and its affiliates does not exceed 10% of my (our) liquid net worth.

7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCIT and the securities of similar direct participation programs.

8. For Kentucky, Michigan, Oregon, Pennsylvania and Tennessee residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCIT.

9. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) net worth.

10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT does not exceed 10% of my (our) net worth.

11. For North Dakota residents: My (our) liquid net worth is at least ten times my (our) investment in CCIT and its affiliates.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-866-907-2653

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Initial Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCIT unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT. In deciding to invest in CCIT, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT and each person selling shares of CCIT common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodial Signature	Date
Co-Investor’s Signature	Date

3

F  REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

1.		2.
	Name of Registered Representative		Name of Broker-Dealer
	Rep ID #		Rep CRD # Have you changed firm affiliation (since last purchase)? ☐ Yes ☐ No
	Mailing Address
	City State Zip
	Phone Email Address

G  REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

1.		2.
	Name of RIA Representative		Name of RIA Firm SEC Registered RIA ☐ Yes ☐ No State Registered RIA ☐ Yes ☐ No States Registered
Mailing Address
City State Zip
	Phone Email Address		RIA IARD
	Have you changed firm affiliation (since last purchase)? ☐ Yes ☐ No		Name of Clearing Firm
Name of Affiliate Broker Dealer

H  REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and Cole Corporate Income Trust, Inc. that I have reasonable grounds for believing that the purchase of the shares by the investor in CCIT is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker/Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCIT	CCIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

4 © 2011 Cole Capital Advisors, Inc. All rights reserved	CCIT-AGMT-01 (01-12)

Appendix C

NOT FOR USE IN ALABAMA

COLE CORPORATE INCOME TRUST, INC.

ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

This form may be used by any current investor in Cole Corporate Income Trust, Inc. (CCIT), who desires to purchase additional shares of CCIT and who purchased their shares directly from CCIT. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCIT Initial Subscription Agreement.

A  INVESTMENT (a completed Initial Subscription Agreement is required for each initial investment)

1.	This subscription is in the amount of $ and is an ☐ Additional Subscription
☐ Check if amount is estimated

2.	Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ Funds to follow
☐ ACH
☐ Checking ☐ Savings
Financial Institution

	Routing/Transit No.	Account No.

B   REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)	SSN or Tax ID

Existing Cole Account Number

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

☐
	Name of Cole Program	Cole Account Number	SSN or Tax ID
☐
	Name of Cole Program	Cole Account Number	SSN or Tax ID

C  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-11 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT at least five business days before signing this Subscription Agreement.

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the shares are not liquid.

5. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

6. For Iowa and Ohio residents: My (our) investment in CCIT and its affiliates does not exceed 10% of my (our) liquid net worth.

7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCIT and the securities of similar direct participation programs.

1

INVESTOR | CO-INVESTOR

8. For Kentucky, Michigan, Oregon, Pennsylvania and Tennessee residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCIT.

9. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) net worth.

10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT does not exceed 10% of my (our) net worth.

11. For North Dakota residents: My (our) liquid net worth is at least 10 times my (our) investment in CCIT and its affilliates.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-866-907-2653.

If you are choosing to Go Green, please provide your email address here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCIT unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT. In deciding to invest in CCIT, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT and each person selling shares of CCIT common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodial Signature	Date
Co-Investor’s Signature	Date

D  REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Rep and Branch ID #

E  REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

Name of RIA Representative	RIA IARD

F  REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and CCIT that I have reasonable grounds for believing that the purchase of the shares by the investor in CCIT is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker/Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCIT	CCIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2012 Cole Capital Advisors, Inc. All rights reserved	CCIT_AI_AGMT_01(02-12) 2